Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES COMMUNITY AND RENTAL HOME ADDITIONS TO FANNIE MAE CREDIT FACILITY

FREEHOLD, NJ, September 26, 2022........ UMH Properties, Inc. (NYSE: UMH) today announced that it recently completed the addition of two tranches to its Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $34 million. One tranche consists of four communities (the “Community Tranche”) and the other tranche consists of approximately 250 homes located in those communities (the “Home Tranche). Both tranches have a loan term of 10 years with the Community Tranche amortizing over 30 years and the Home Tranche amortizing over 17 years. Interest is at a fixed rate of 5.24%. The proceeds will be used to invest in additional acquisitions, expansions, rental homes and other general corporate purposes, further enhancing our ability to increase shareholder value and provide quality affordable housing in the markets that we serve.

Samuel A. Landy, President and Chief Executive Officer commented, “We are proud to announce our community and rental home additions to our Fannie Mae credit facility. We are grateful for our relationship with Wells Fargo and Fannie Mae and look forward to continue working together to provide affordable housing to the Nation.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 132 manufactured home communities with approximately 25,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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Contact: Nelli Madden

732-577-9997